EX. 99.1

PRESS RELEASE
Contact:	Mark E. Hood
SVP, Chief Financial Officer (314-633-7255)

Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 4.1%
For the Four Weeks Ended May 15, 2004

St. Louis, MO, May 27, 2004 – Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 4.1% for the four weeks ended May 15, 2004. The breakdown between Company-owned and franchised bakery-cafes is as follows:

For the 4 weeks ended
May 15, 2004
Company-owned	4.1%
Franchised	4.2%
Total System	4.1%

System-wide annualized average unit volumes for the 52 weeks ended May 15, 2004 increased by 1.0% to $1.86 million.

Included above are franchised and system-wide comparable bakery-cafe sales increases and system-wide annualized average unit volumes. Management believes system-wide sales information, particularly annualized average unit volumes, is useful in assessing consumer acceptance of the Company’s bakery-cafe concept as it measures the impact of both comparable bakery-cafes and new bakery-cafes. Franchisee sales information also provides an understanding of the Company’s revenues as royalties from franchisees are based on their sales.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 27, 2003.